UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

March 9, 2009
Date of Report (date of Earliest Event Reported)

CHINA TEL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA		98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

12520 High Bluff Road, Suite 145, San Diego, CA 92130, USA
 (Address of principal executive offices and zip code)

(949) 585-0222
(Registrant’s telephone number, including area code)

8105 Irvine Center Drive, Suite 820, Irvine, CA 92618
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreement.

On March 9, 2009, ChinaTel Group, Inc., a Nevada corporation (“Company”) filed a Form 8-K to report entering into an Asset Purchase Agreement with Trussnet Capital Partners (HK) Ltd., a Hong Kong limited liability company (“Trussnet HK”) that included a Promissory Note from the Company to Trussnet HK in the amount of $191,000,000 (“Note”).  On March 5, 2010, the Company filed a Form 8-K Amendment No. 1, regarding the First Amendment to the Note (“First Amendment”).

Effective March 16, 2010, the Company and Trussnet HK entered into the Second Amendment to the Note (“Second Amendment’) that amends and supplements the terms and conditions of the Note and the First Amendment.  The substantive terms of the Second Amendment include the following:

Section 5 of the First Amendment is revised as follows:  Maker promises to pay Payee all amounts due under the Note (as Amended) in lawful money of the United States.  Payee shall have the right to elect to receive payment of all or any portion of the past or future accrued interest an/or extension fees, but not any portion of the Original Principal Balance, in either U.S. Dollars, or in shares of Series A common stock of Maker (“Shares”).  If Payee elects to receive payment in any amount in Shares, such Shares shall be issued to Payee at eighty percent (80%) of the ten day weighted average closing price of the Shares as quoted on the OTCBB as of the Maturity Date as extended (“Share Calculation”).  Any Shares issued to Payee by Maker will not have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements.

A fully executed copy of the Second Amendment is attached hereto as Exhibit 99.1 to this Form 8-K.

Item 9.01                      Exhibits.

99.1	Second Amendment to Promissory Note between ChinaTel Group, Inc. and Trussnet Capital Partners (HK) Ltd.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA TEL GROUP, INC.

Date: March 18, 2010	By:	/s/ George Alvarez
Name: George Alvarez
Title: Chief Executive Officer